Exhibit 99.1

New Media Announces Dividend and Schedules Third Quarter 2019 Results

NEW YORK, N.Y. October 16, 2019 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) announced today that its Board of Directors declared a third quarter 2019 cash dividend of $0.38 per share of common stock. The dividend is payable on November 12, 2019 to shareholders of record as of the close of business on November 1, 2019.

New Media also announced today that it will release its third quarter financial results on Thursday, October 31, 2019, prior to the opening of the New York Stock Exchange. Management will host a conference call on Thursday, October 31, 2019 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Third Quarter Earnings Call” or access code “3578522”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, November 13, 2019 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “3578522”.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 154 daily publications.  As of June 30, 2019, New Media operates in over 600 markets across 39 states reaching over 21 million people on a weekly basis and serves over 200,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Contact:
Ashley Higgins, Investor Relations
ir@newmediainv.com
(212) 479-3160

Source: New Media Investment Group Inc.